                         CONNECTIVITY TECHNOLOGIES INC.
                               667 Madison Avenue
                            NEW YORK, NEW YORK 10021

NEWS RELEASE

FOR IMMEDIATE RELEASE                                           CONTACT:
Monday, July 14, 1997                                           Donald R. Dwight
                                                                (603) 795-2800


                    CONNECTIVITY TECHNOLOGIES ANNOUNCES SALE
                   OF ENERGY ELECTRIC CABLE DIVISION TO ANICOM


        New York, N.Y. - July 14 - Connectivity Technologies Inc. (OTC:BB:CVTK) today announced that its 85 percent-owned operating subsidiary, Connectivity Products, Inc., has sold its Energy Electric Cable division to a wholly-owned subsidiary of Anicom, Inc. (NASDAQ:ANIC) for $29 million subject to adjustments. The purchase comprised $10 million in cash, $2.0 million of Anicom's common stock, and the paydown of $17 million of Connectivity Products' bank debt.

        Connectivity Products also announced that it has entered into a supply agreement with Anicom.

        Connectivity Technologies will report a significant gain, a substantial portion of which is sheltered by the company's net operating loss (NOL) carryforward. Net proceeds of the sale will be used to retire bank indebtedness. As a consequence of the reduced debt,the company's bank credit facility has been amended and allows for additional acquisition funding capacity.

        James S. Harrington, president and chief executive officer of Connectivity Technologies, said "The company is now better positioned for growth externally by acquisition, with our amended credit facility, and internally with the exclusive focus on our core manufacturing and assembly businesses. We also look forward to the potential for significant business from the combined Anicom-EEC company, which is a large and growing force in the wire and cable distribution industry."

        Connectivity Technologies, which acquired its 85 percent interest in Connectivity Products on May 31, 1996, manufactures and assembles wire and cable products. Manufacturing is conducted by BSCC Corp. in Leominster, Mass., and assembly activities are housed at the Energy Electric Assembly division in Detroit. The major industrial markets served by the company are commercial and residential security, factory automation, traffic and transit signal control and audio systems.
                                      -end-
SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This release contains, in addition to historical information, forward-looking statements. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements.